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Exhibit 99.3

News Release
January 20, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE COMPLETES CONCENTRATION OF RESOURCES
RETAINS NEW INDEPENDENT AUDITOR

    Carpinteria CA—January 20, 2000—Turbodyne Technologies Inc. (EASDAQ:TRBD) announced today that it has closed its offices in London, England and Paris, France. The activities of these two offices are continued by Turbodyne's office in Frankfurt, Germany. All communication should be directed to Peter Kitzinski, General Manager Turbodyne Europe.
Messeturm, Box 23, D-60308 Frankfurt, Germany
Telephone: 69-975-44-501
Facsimile: 69-975-44-812
E-mail: euroturbo@aol.com

    In addition, Turbodyne has closed its New York office. The activities of this office are continued at the Company's headquarters in Carpinteria, CA. All communication should be directed to Ken Fitzpatrick, VP Group Finance—Investor Relations.
6155 Carpinteria Ave., Carpinteria, CA 93013
Telephone: 800-566-1130
Facsimile: 805-566-3499
E-mail: info@turbodyne.com

    Gerhard E. Delf, Turbodyne's President and Chief Executive Officer, stated, "This move completes Turbodyne's effort to concentrate its resources at two strategic locations, Carpinteria, CA and Frankfurt, Germany. It continues management's commitment to focus on increased efficiency and productivity towards reduction in operating costs."

    In another development, Turbodyne has retained McGowan Gunterman, Certified Public Accountants, located in Santa Barbara, CA, as the Company's new independent auditor.

    Turbodyne Technologies Inc., a California based high technology company, specializes in the development, manufacture and marketing of performance enhancement, fuel economy and pollution control products for internal combustion engines in the global automotive, transportation, construction, marine, mining and military industries.

    Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance—Investor Relations, Ken Fitzpatrick (800) 566-1130
European Business Development, Markus Kumbrink +49-69-975-44-665

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TURBODYNE COMPLETES CONCENTRATION OF RESOURCES RETAINS NEW INDEPENDENT AUDITOR